Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-91860) of Franklin Street Properties Corp., the Registration Statement (Form S-3 No. 333-118712) of Franklin Street Properties Corp., and the Registration Statement (Form S-4 No. 333-118748) of Franklin Street Properties Corp. of our reports dated March 10, 2005, with respect to the consolidated financial statements and schedule of Franklin Street Properties Corp., Franklin Street Properties Corp. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Franklin Street Properties Corp., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

                                                           /s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 10, 2005